Exhibit 23



       Consent of Independent Certified Public Accountants


     We have issued our report dated April 30, 1999, accompanying the consolidated financial statements incorporated by reference or included in the Annual Report of Environmental Tectonics Corporation and Subsidiary on Form 10-KSB for the year ended February 26, 1999. We hereby consent to the incorporation by reference in the Registration Statement of Environmental Tectonics Corporation and Subsidiary of Form S-8 (File No. 333-65469, effective October 8, 1998), Form S-8 (File No. 2-92407, effective August 14, 1984), Form S-8 (File No. 33-31211, effective September 22, 1989) and on Form S-3 (File No. 33-42219, effective September 4, 1991).


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
April 30, 1999